Exhibit 5.1

Harvest
Avocats-Advocaten
Boulevard du Souverain 100
1170 Bruxelles
Belgique
T +32 2 880 14 20
www.harvest-legal.be
SA Celyad Oncology rue Edouard Belin 2 1435 MONT-SAINT-GUIBERT Belgium	Adrien Lanotte
T +32 2 880 14 22
E Adrien.Lanotte@harvest-legal.be

Brussels, 6 January 2021

Ladies and Gentlemen,

Re:	Celyad Oncology SA – Legal Opinion

We have acted as Belgian legal counsel to CELYAD ONCOLOGY SA, a limited liability company (société anonyme) organised under the laws of Belgium with registered office at rue Edouard Belin 2, 1435 Mont-Saint-Guibert, Belgium, registered with the Crossroads Bank for Enterprises under number 891.118.115 (the “Company”) on certain matters of Belgian law in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a prospectus supplement (the “Prospectus Supplement”) to the Company’s prospectus dated September 4, 2020 (the “Prospectus”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”).

The Prospectus Supplement relates to the registration for the issue and sale by the Company of American depositary shares (“ADSs”), each ADS representing one ordinary share with no nominal value (the “Ordinary Shares” and together with the ADSs, the “Shares”) that the Company may issue to Lincoln Park Capital Fund, LLC (“Lincoln Park”) from time to time under a Purchase Agreement entered into on 6 January 2021 (the “Purchase Agreement”) pursuant to which the Company may offer and sell up to USD 40,000,000 ADSs to Lincoln Park.

Nature of the opinion and limitations

This opinion is subject to the following limitations:

(a)

this opinion is confined to the laws of Belgium and, insofar as they are directly applicable in Belgium, the European Union, all as they stand as at the date hereof and as such laws are interpreted by the courts of Belgium (Belgian law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than Belgium in which our firm has an office), even in cases where, under Belgian law, any foreign law should be applied, and we therefore assume that any applicable law (other than Belgian law) would not affect or qualify the opinions as set out below; furthermore we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except insofar as they are directly applicable in Belgium);

(b)

in rendering this opinion, we have examined the Registration Statement, the prospectus of the Company included in the Registration Statement (the Prospectus); the Prospectus Supplement and such other instruments as we have deemed necessary and appropriate as a basis of the opinion hereinafter expressed (the Documents) and we have conducted such investigations of Belgian law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact, we have relied on any other document we have deemed relevant and on statements of public officials;

(c)

we express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Documents will not contravene Belgian law, its application or interpretation to the extent that Belgian law is altered in the future;

(d)

this opinion cannot be construed as giving certainty that Belgian courts will in the future take the same decisions as in the existing case law and doctrine on which this opinion is based; moreover, not all legal issues discussed in this opinion have been the subject matter of case law and any opinion expressed on such issues herein cannot be construed as giving certainty that a Belgian court will decide in the manner as opined therein;

(e)

we express no opinion as to the correctness of any representation given by any of the parties (express or implied), including the Company, under or by virtue of any of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(f)

to the extent that the laws of other jurisdictions may be relevant, we have made no independent investigation of such laws, and our opinion is subject to the effect of such laws including the matters contained in the opinion of local counsel in these jurisdictions; we express no views in this opinion on the validity of the matters set out in such opinion(s);

(g)	we express no opinion on any taxation laws of any jurisdiction (including Belgium) otherwise than as stated herein;

(h)

Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions; accordingly, any issues of interpretation arising, the agreements and documents relating thereto and this present opinion will be determined by the Belgian courts in accordance with Belgian law, and we express no opinion on the interpretation that the Belgian court may make of any such expressions or descriptions;

(i)

any person who is entitled to, and does, rely on this opinion agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of a personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, associate of, employee of or consultant to Harvest Avocats SRL. This applies (save only where law and regulation requires otherwise) to any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise; and

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(j)

this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

Assumptions

In considering the Documents and in rendering this opinion, we have assumed:

(a)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(b)	the conformity to originals of all documents supplied to us as photocopies, e-mail copies or facsimile copies;

(c)	that the Registration Statement has been or shall be filed with the SEC and shall become effective, in the form referred to in this opinion;

(d)	that the Company’s authorised share capital at the time of issue of any future Securities will be sufficient to allow for the issue;

(e)

that, at the date hereof, the Company (i) is not in a situation of cessation of payments (cessation de paiement) as defined in the law of 11 August 2017, (ii) has not been dissolved (dissoute), liquidated (liquidée), annulled as a legal entity nor is a procedure to this effect pending or are there any grounds for the Company’s dissolution, (iii) has not entered into or applied for a proceeding of judicial reorganisation (réorganisation judiciaire) pursuant to the law of 11 August 2017, (iv) is not under temporary supervision (administration provisoire), and (v) has not made any filing in any jurisdiction for protection against its creditors under whatever form;

(f)

that the Documents have been decided upon or entered into for bona fide commercial reasons, within the corporate purpose and corporate interest of the parties thereto and on arms’ length terms by each of the parties, without any fraudulent intent (including as to the interests of creditors);

(g)	that there has been no mistake of fact (erreur), fraud (dol), duress (violence) or undue influence (lésion) in relation to any Document;

(h)

that the directors (administrateurs) of the Company who have approved and/or executed Documents, have exercised their powers (i) in accordance with the best interest of the Company, (ii) in accordance with their duties under all applicable laws (including the rules regarding conflicts of interest), and (iii) in accordance with the articles of association of the Company and the powers conferred to them.

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Opinion

Based upon and subject to the foregoing, and subject as set out below and to any matters not disclosed to us, we are of the opinion (so far as the laws of Belgium as in force on the date of this opinion are concerned):

(a)	The Company is a public limited company duly incorporated and validly existing under the laws of Belgium.

(b)

The Shares, when issued, subscribed and paid for as contemplated in the Prospectus Supplement, the Purchase Agreement, the Prospectus and any related Prospectus supplement(s), will be duly and validly authorized and issued, fully paid-up and will not be subject to any call for payment of further capital.

Qualifications

Our opinion is subject to the following qualifications:

(a)	this opinion is subject to bankruptcy, judicial reorganisation, insolvency, attachment, liquidation and other laws of general application relating to or affecting the rights of creditors generally;

(b)

to the extent that any of the transactions effected under or pursuant to the Documents constitutes a breach or infringement by a party of an agreement or obligations by which it is bound, such breach or infringement may result in a court setting aside the transaction (including the creation of any security interest for the benefit of the third party or parties prejudiced by the breach or infringement if it is established that the parties to the relevant transaction were aware of the breach or infringement). Note however that court decisions do not have the value of binding precedent on other courts;

(c)

we express no view on any provision stating that the document is the entire agreement or requiring written amendments or waivers insofar as such provision suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties;

(d)

the introduction of legal proceedings in Belgium and enforcement of a judgment would give rise to certain nominal filing charges and notification fees; pursuant to article 851 of the Belgian Judicial Code a foreign plaintiff can be required, at the request of a Belgian defendant, to post a bond to secure payment of any expenses or damages for which the foreign plaintiff might be liable, unless waived in a applicable treaty;;

(e)

the enforcement of a foreign judgment rendered by a court which is not a court of states which are bound by the Council Regulation (or the Recast Council Regulation, as applicable), is subject to the procedures contained in the Belgian Code of Judicial Procedure and can include a re-examination of the merits of the case by the Belgian courts.

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Governing law and jurisdiction

This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Belgian law. This opinion is given in accordance with the rules and standards of the Brussels Bar.

The Belgian courts shall have non-exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion, and (ii) any non-contractual obligations arising out of or in connection with this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Supplement, and to the reference to us under the heading “Legal Matters” in the Supplement, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Yours faithfully

/s/ Harvest Legal

Harvest Legal

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